MARCUS CORPORATION
VARIABLE INCENTIVE PLAN (VIP) TERMS

Plan Sponsor:
The plan will be sponsored by The Marcus Corporation (“Marcus Corporation” or the “Company”).

Plan Objectives:
The objectives of The Marcus Corporation’s Variable Incentive Plan are to:

•	Reward employees for their contributions to profitability, returns, and growth.
•	Focus employees on the long-term success of The Marcus Corporation.
•	Align employee rewards with shareholder interests.
•	Provide competitive total compensation opportunities.

Effective Date:
The Variable Incentive Plan, as amended, will become effective as of July 18, 2007 for plan years ending May 2008 and beyond.

Plan Year:
A Plan Year is from approximately June 1st to May 31st (coincides with The Marcus Corporation’s fiscal year).

Administration:
The Plan will be administered by the Compensation Committee of The Marcus Corporation’s Board of Directors (the “Committee”), which reserves the authority to amend, interpret, or terminate the plan in whole or in part at any time. The Committee may delegate responsibility for the plan’s ministerial functions to such officers of the Company as it determines in its sole discretion from time to time.

Eligibility and Participation:
All salaried employees are eligible to participate. Participants will be selected annually by the Chairman and Chief Executive Officer. Participating positions will vary by division, district or facility (“Business Unit”).

Base Salary:
Base Salary used to determine actual incentive awards will be an individual’s actual rate of Base Salary in effect at the end of the Plan Year, without regard to voluntary salary reductions, such as under the 401(k) Plan, Flexible Benefit Spending Plan, etc. See sections discussing New Hires, Promotions, and Transfers for additional information.

Target Incentive Opportunity:
Each participant’s target incentive opportunity will be expressed as a percentage of Base Salary and will be recommended annually by the CEO and Division Presidents, provided, however, that the target incentive opportunity for the Company’s named executive officers shall be determined by the Committee. Target incentive awards will be earned if relevant Company or Business Unit financial targets are achieved. In addition, VIP-eligible employees will have a portion of their incentive opportunity based on the achievement of individual strategic or business level goals other than the selected financial targets.

VIP incentive opportunities will be communicated to employees by the CEO and Division Presidents after Company, Business Unit and Individual goals are set at the beginning of each fiscal year.

Incentive Opportunity Weighting and Allocation:
The percentage of incentive opportunity that will be determined by the achievement of Company and/or Business Unit financial performance can vary by level and position within the organization. These weightings may be revised annually based on the CEO’s discretion and The Marcus Corporation’s business objectives, provided, however, that the weightings for the Company’s named executive officers shall be determined by the Committee.

Examples:

An operating VP’s incentive opportunity might be weighted 80% based upon achievement of financial performance goals and 20% based upon achievement of individual goals, with the 80% incentive opportunity based upon financial performance goals further weighted 80% based upon achievement of his Business Unit goals and 20% based upon achievement of total division and/or consolidated Company goals.

A corporate staff member’s incentive opportunity may be weighted 60% based upon achievement of consolidated Company financial performance goals and 40% based upon achievement of Individual goals.

Financial Performance Goals:
The financial performance goals of the Company or a Business Unit shall be based on one or more of the following objective financial measures, either in absolute terms or in comparison to prior year performance or publicly available industry standards or indices: revenues, gross operating profit, operating income, pre-tax earnings, net earnings, earnings per share, earnings before interest, taxes, depreciation and amortization (EBITDA), economic profit, operating margins and statistics, financial return and leverage ratios, total shareholder return metrics or a Company-specific financial metric (such as Adjusted EBITDA). Additional financial measures not named could be considered if the Compensation Committee determined that the specific measure contributes to achieving the primary goal of the VIP incentive program – sustained growth in long-term shareholder value. The Compensation Committee retains the ability to consider whether an adjustment of the financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used.

Individual Performance Factors:
A portion of individual incentive amounts will be paid based on other individual quantitative or qualitative performance factors, developed pursuant to the Company’s or Business Unit’s operating plan or the Individual performance management process for the Plan Year. In all cases, the Plan administrators reserve the right to not pay any incentives based on individual performance measures if a previously identified financial measure is below a predetermined level.

Individual Performance:
The Compensation Committee, on its own or at the recommendation of the CEO, reserves the right to eliminate a participant’s incentive award on the basis of sub-standard individual performance. All participants with a performance rating below a predetermined level will be reviewed for this purpose.

Incentive Award Calculation:
The first step in determining an incentive payment is to compare the actual Company or Business Unit financial measure earned during the Plan Year to the applicable target financial performance goal. If the actual financial performance equals the applicable target financial performance goal, then 100% of the applicable individual’s target incentive opportunity based upon achievement of the financial measure has been earned. If the actual financial performance is equal to or less than a pre-determined Threshold level of achievement, then 0% of the applicable individual’s target incentive opportunity based upon the achievement of the financial measure will have been earned. Conversely, if the actual financial performance is equal to or greater than a pre-determined Maximum level of achievement, then 200% of the applicable individual’s target incentive opportunity based upon achievement of the financial measure has been earned.

The table below illustrates how the “interval” created by this threshold and maximum level of achievement helps determine the actual incentive payout applicable to the financial measure:

	(Threshold) $__ million or __% below target	Target Financial Measure	(Maximum) $__ million or __% above target
Incentive Earned	0% of target	100% of target	200% of target

The actual performance is translated into a percentage of target incentive opportunity (e.g., 50% of target, 150% of target, etc.) by comparing the difference between the target and actual measure to the interval and interpolating to arrive at the percentage of target incentive earned.

The actual VIP incentive earned as a percentage of salary is then calculated by multiplying the percentage of target award earned (as calculated above) by the participant’s target award attributable to the achievement of the financial metric, expressed as a percentage of salary. This percentage is then multiplied by the participant’s Base Salary, as defined for purposes of the Plan, to calculate the amount of the participant’s incentive award attributable to the achievement of their financial goal.

A similar calculation is performed in order to determine the participant’s incentive award attributable to the achievement of the participant’s Individual performance factors. An overall achievement factor ranging from 0% to 200% will be assigned to the achievement of these factors.

Attachment A provides example incentive award calculations.

Eligibility for Incentive Award:
To receive an incentive payment for a Plan Year, a participant must:

•	Be actively employed for at least one month of the Plan Year; and
•	Be employed on the date on which incentive awards are paid to plan participants.

Form and Timing of Payout:
Amounts earned will be paid in cash following the end of the Plan Year. It is anticipated that payment will be made within 90 days following the Plan Year.

Determination and Communication of Performance Measures and Goals:
Target financial measures for each Plan Year will be determined for the Company and each applicable Business Unit as soon as practicable after the financial results from the previous year are finalized. Individual performance factors and goals will be determined by each Division President and approved by the CEO and Compensation Committee, if required. All goals will be finalized and communicated to incentive plan participants as close as possible to the beginning of the Plan Year.

Communication of Performance Achievement
Progress towards the achievement of Company and Business Unit financial goals will be communicated periodically during the Plan Year. A final communication of actual achievement against goals will be issued as soon as possible after results are available following the end of the Plan Year.

New Hires
A newly hired employee will be eligible to participate in the VIP incentive plan if he/she meets the eligibility and participation criteria and begins work at least one month prior to the end of the Plan Year. The newly hired employee’s actual rate of Base Salary at the end of the Plan Year will be prorated based on the number of months worked rounded to the nearest whole month as a proportion of the Plan Year.

Promotions
Eligible participants who are promoted during the Plan Year will receive a prorated incentive payment based on:

•	The number of months worked in each position, rounded to the nearest whole month, as a fraction of the number of months worked during the Plan Year, and

•	The participant’s previous and new rates of base salary and incentive opportunities, and

If applicable, the financial and other performance goals and actual performance applicable to the participant’s previous and new positions.

Transfers
Participants who transfer between functional areas during the Plan Year will receive a prorated incentive payment based on:

•	The number of months worked in each role, rounded to the nearest whole month, as a fraction of the number of months worked during the Plan Year, and

•	The participant’s previous and new rates of base salary and incentive opportunities (if applicable), and

•	If applicable, the financial and other performance goals and actual performance applicable to the participant’s previous and new positions.

Exceptions may be made in the event that a participant is transferred late in the Plan Year and does not serve a minimum number of months in his or her new position. In this case, his/her incentive may be based fully on the results of the pre-transfer location.

Termination of Employment

Voluntary or Involuntary Termination
Upon an employee’s voluntary termination of employment or the involuntary termination of an employee’s employment by The Marcus Corporation with or without cause during the Plan Year, any incentive that would have been earned during the Plan Year will be forfeited, provided, however, that the Committee may award any portion of such incentive as they deem appropriate.

Retirement
Upon a participant’s retirement from The Marcus Corporation at normal or early retirement age, a prorated incentive payment will be made based on the number of months the participant was employed during the Plan Year, rounded to the nearest whole month. This payment will be made at the time that incentive awards are paid to active participants, and will be based on actual goal achievement.

Death
Upon a participant’s death, a prorated incentive payment will be made to his/her beneficiary as designated under the Company’s Pension Plus plan, or if no beneficiary has been designated, to the participant’s estate, based on the number of months the participant was employed during the Plan Year, rounded to the nearest whole month. This payment will be made at the time that incentive awards are paid to active participants, and will be based on actual goal achievement.

Disability
Upon termination of a participant’s employment due to permanent disability, as defined in the Company’s Long Term Disability Plan, a prorated incentive payment will be made based on the number of months the participant was employed during the Plan Year, rounded to the nearest whole month. This payment will be made at the time that incentive awards are paid to active participants, and will be based on actual goal achievement.

ATTACHMENT A: ILLUSTRATION OF INCENTIVE AWARD CALCULATION

Assumptions:

Base Salary		$50,000
	% of Salary	Dollars
Total Target Bonus Opportunity	10%	$5,000
Based on Financial Measures (80%)	8%	$4,000
Based on Individual Factors (20%)	2%	$1,000
Financial Measure Table - Threshold/Maximum
Financial Measure (assumes EBITDA has	% of Target	% of Target
been selected as the applicable measure)	Measure	Bonus Earned
EBITDA = $65,000,000 (Maximum)	130%	200%
EBITDA = $57,500,000	115%	150%
EBITDA = $50,000,000 (Target)	100%	100%
EBITDA = $42,500,000	85%	50%
EBITDA = $35,000,000 (Threshold)	70%	0%
Example 1:		Bonus Earned
Actual EBITDA = $57,500,000		150% of target
100% of Individual Factors deemed achieved		100% of target
Example 2:		Bonus Earned
Actual EBITDA = $46,250,000	(interpolated)	75% of target
50% of Individual Factors deemed achieved		50% of target

Calculation:

Incentive Award Earned - Example 1:
Financial Performance (150% of $4,000 target opportunity)	$6,000
Individual Performance (100% of $1,000 target opportunity)	1,000
Total Incentive Award	$7,000
Incentive Award Earned - Example 2:
Financial Performance (75% of $4,000 target opportunity)	$3,000
Individual Performance (50% of $1,000 target opportunity)	500
Total Incentive Award	$3,500